EXHIBIT 11

                             LASERSIGHT INCORPORATED
                        COMPUTATION OF PER SHARE EARNINGS
                     SIX MONTHS ENDED JUNE 30, 2001 AND 2000

                                                             Three Months Ended                         Six Months Ended
                                                                   June 30,                               June 30,
                                                          2001                  2000                2001          2000
                                                          ----                  ----                ----          ----
BASIC AND DILUTED

       Weighted average shares outstanding             24,135,000           20,340,000          23,826,000          19,787,000
                                                    =============         ============       =============       =============

       Net loss                                     $  (8,680,362)          (2,114,861)        (11,152,626)         (4,873,813)
                                                    =============         ============       =============       =============

       Basic loss per share                               $ (0.36)               (0.10)              (0.47)              (0.25)
                                                    =============         ============       =============       =============

ADDITIONAL DILUTED CALCULATION

       Net loss, above                              $  (8,680,362)          (2,114,861)        (11,152,626)         (4,873,813)
                                                    =============         ============       =============       =============

       Additional adjustment to weighted average
         number of shares:
       Weighted average shares
         outstanding, above                            24,135,000           20,340,000          23,826,000          19,787,000

        Dilutive effect of stock options,
           warrants and convertible
           preferred stock                              1,599,000            3,624,000           1,808,000           4,416,000
                                                    -------------         ------------       -------------       -------------
       Weighted average number of shares,
          adjusted                                     25,734,000           23,964,000          25,634,000          24,203,000
                                                    =============         ============       =============       =============
      Diluted loss per share, adjusted (A)          $       (0.34)               (0.09)              (0.44)              (0.20)
                                                    =============         ============       =============       =============


(A) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 13-14 of SFAS 128 because it produces an anti-dilutive result.